Exhibit 99.1

Situation Update Company will report 2010 Adjusted EBITDA of approximately $140 million For 4Q 2010, the Company does not expect to be in compliance with its debt covenants Generated significant cash for debt repayment in 2010 $49 million net repayment of senior debt $14 million repayment of non-recourse debt Lower than expected volumes in ARM and CRM put pressure on earnings, resulting in covenant stress Volume stabilization expected during 2011 Growth expected during 2012 and beyond The Company is aggressively managing its cost position to improve profitability in 2011 and beyond The run-off of the Portfolio Management business results in the Company having a balanced portfolio of service revenues (ARM and CRM) that continues to generate cash in the difficult economy Continued focus on senior debt repayment

CRM Volume reductions due to our clients’ challenging business environment Reallocation of geography to support client business needs Strong sales results will drive revenue and margin improvement into 2011 and beyond Financial Performance: 2010 Business Update ARM Stabilizing liquidation rates offset by declining volumes Accelerated deployment of off -shore labor and technology Continued focus on efficiency to offset revenue compression Strong sales results will drive revenue and margin improvements into 2011 and beyond Financial Performance: Before revenue from reimbursable costs and fees and impairment of purchased accounts receivable. 2010 amounts in this presentation are preliminary and may be subject to change Adjusted EBITDA has been adjusted to exclude non-cash impairment charges and restructuring charges Net Revenue Adjusted EBITDA Actual $ 987,605 $124,581 Net Revenue Adjusted EBITDA Actual $ 280,352 $ 14,880 PM Challenging collection environment Impairments due to reduced collections Limited 2010 purchases to existing commitments. Potential sale of domestic portfolios No domestic purchases in 2011 Financial Performance: Net Revenue Adjusted EBITDA Actual $ 46,156 $ 425

Portfolio Business Performance of the remaining domestic portfolios will be driven by the following factors: Aging collection stream Risk of regulatory changes (regulatory reform challenging out-of-statute debt collection) Strategic positioning through focus on core service offerings 2010 Portfolio Results: (000's) Collections & Sales 107,379 $ Less: Servicing Fees (40,729) $ Purchases (12,709) $ Repayments of Nonrecourse Debt (14,034) $ Distribution to Noncontrolling Interests (4,656) $ Net Portfolio Cash Flows 35,251 $

Summary Balance Sheet Data 2010 amounts in this presentation are preliminary and may be subject to change (1) Reduced by unused letters of credit. (in 000's) 2009 2010 Selected Assets: Cash and Cash Equivalents 39,221 $ 33,077 $ Trade Accounts Receivable, Net of Allowance 178,067 171,350 Purchased Accounts Receivable 138,429 78,607 Total Assets 1,460,035 1,285,301 Debt Senior Revolver 17,000 10,000 Senior Term B 549,260 507,220 Unsecured Notes 365,000 365,000 Non-recourse 14,322 1,778 Other 5,948 1,355 Total Debt Outstanding 951,530 889,353 Total Liabilities 1,219,485 1,142,910 Stockholders' Equity: NCO Group, Inc. Stockholders' Equity 229,100 135,651 Noncontrolling Interests 11,450 6,740 Total Stockholders' Equity 240,550 142,391 Working Capital 86,708 82,047 Revolver Availability (1) 71,243 84,981

2011 Operating Plan Assumptions ARM Revenue decline of 3.9% (excluding reimbursable costs) due to lower servicing fees from PM, net collection environment and volume Improved EBITDA margins (excluding reimbursable costs) due to operational efficiencies, a reduction in shared services costs, and further offshore labor Capital expenditures at 3% of revenue CRM Revenue growth of 1.9% due to 2011 impact of growth from new and existing client opportunities Improved EBITDA margins due to operational efficiencies and reduction in shared services costs Capital expenditures at 3% of revenue PM Continue run-off of existing portfolios No committed domestic purchases Potential sale of remaining domestic portfolios